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                                                                    NEWS RELEASE

For more information contact:
W. Edwin Lane, Jr., CPA
Chief Financial Officer

                             ABC BANCORP COMPLETES
                     MERGER WITH CENTRAL BANKSHARES, INC.

July 31, 1996
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     ABC BANCORP (NASDAQ:ABCB), MOULTRIE, GEORGIA, completed its merger with
Central Bankshares, Inc., Cordele, Georgia on July 31, 1996. The total merger consideration in connection with the acquisition amounted to approximately $8.8 million or 1.93 times the book value of Central Bankshares, Inc. The merger consideration will be paid with approximately 524,000 shares of ABC Bancorp Common Stock.

     As a result of the acquisition, Central Bank & Trust, a subsidiary of Central Bankshares, Inc. now becomes a wholly-owned subsidiary of ABC Bancorp. Central Bank & Trust is headquartered in Cordele, and has two locations in Cordele.

     With the Central merger, ABC Bancorp's assets total approximately $505 million.

     Central Bank & Trust's name will remain the same following the merger. No staffing changes are anticipated as a result of the merger. Robert L. Evans will continue as president and chief executive officer of Central Bank.

     ABC Bancorp's President and Chief Executive Officer, Jack Hunnicutt, said, "We're delighted to join the fine staff at Central Bank & Trust. They have served the Cordele/Crisp County market area well in the past by offering personalized banking products and services. ABC Bancorp will extend technological, capital, and other support to Central Bank & Trust that will enable them to expand the scope of products and services that they offer. We envision expanded growth and profitablity for the bank in its market area."

     ABC Bancorp has entered into a definitive merger agreement to acquire First National Financial Corporation, which is located in Albany, Georgia. This pending acquisition is expected to be consummated during the later part of the third quarter of 1996. Assuming completion of the First National Financial Corporation merger, ABC Bancorp projects total assets in excess of $600 million by the end of 1996.

     ABC Bancorp is headquartered in Moultrie, Georgia, and including Central Bank & Trust, has a total of seven banking subsidiaries with 19 branches located in and around the southern Georgia cities of Cairo, Cordele, Moultrie, Quitman, Thomasville and Tifton, and the southern Alabama cities of Abbeville, Clayton, Dothan, Eufaula and Headland. ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol "ABCB".